EXHIBIT 99.2

                                ESCROW AGREEMENT

AGREEMENT made as of the 20th day of March 2013 by and between CME Realty Inc. ("Issuer"), and the Law Offices of Joseph L. Pittera, Esq., 2214 Torrance Blvd., Suite 101, Torrance, California 90501 (the "Escrow Agent")

                                   WITNESSETH

WHEREAS, the Issuer proposes to establish with the Escrow Agent an escrow account (the "Escrow Account"), to which subscription monies which are received by the Escrow Agent from the Issuer in connection with such public offering are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Escrow Agent has an agreement with Bank of America or such other bank as selected by the Escrow Agent and reasonably acceptable to the Issuer to establish a special bank account (the "Bank Account") into which the subscription monies, which are received by the Escrow Agent from the Issuer and credited to the Escrow Account, are to be deposited;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Information Sheet. Each capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term on the information sheet which is attached to this Agreement and is incorporated by reference herein and made a part hereof (the "Information Sheet").

2. Establishment of the Bank Account.

     2.1 The Escrow Agent shall establish a non-interest bearing bank account at the branch of Bank of America and bearing the title set forth on the Information Sheet (heretofore defined as the "Bank Account"). The purpose of the Bank Account is for (a) the deposit of all subscription monies (checks, cash or wire transfers) which are received by the Issuer from prospective purchasers of the Securities and are delivered by the Issuer to the Escrow Agent, (b) the holding of amounts of subscription monies which are collected through the banking system, and (c) the disbursement of collected funds, all as described herein. No interest will be available to either the purchasers or the Company (since the funds are being held in a non-interest bearing account).

     2.2 The Offering Period, which shall be deemed to commence on the date set forth in the Issuer's Prospectus to be supplied to the Escrow Agent and to terminate on the date set forth on the Information Sheet. The last day of the Offering Period, or the last day of the Extension Period (if the Escrow Agent has received written notice thereof as hereinabove provided), is referred to herein as the "Termination Date." Except as provided in Section 4.3 hereof, after the Termination Date, the Issuer shall not deposit, and the Escrow Agent shall not accept, any additional amounts representing payments by prospective purchasers.

3. Deposits to the Bank Account.

     3.1 The Issuer shall promptly deliver to the Escrow Agent all monies which it receives from prospective purchasers of the Securities, which monies shall be in the form of checks, cash, or wire transfers. Upon the Escrow Agent's receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to "Law Offices of Joseph L. Pittera, Esq., Client Trust Account f/b/o CME Realty Inc.". Any check payable other than to the Escrow Agent as required hereby shall be returned to the Issuer, by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Agreement.
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3.2 Promptly after  receiving  subscription  monies as described in Section 3.1, the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as "Escrow Amounts." The Escrow Agent shall cause Bank of America to process all Escrow Amounts for collection through the banking system. Simultaneously with each deposit to the Escrow Account, the Issuer shall inform the Escrow Agent in writing of the name and address of the
prospective  purchaser,   the  amount  of  Securities  subscribed  for  by  such
purchaser, and the aggregate dollar amount of such subscription (collectively the "Subscription Information").

     3.3 The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Bank Account checks which are not accompanied by the appropriate Subscription Information. Wire transfers and cash representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information required with respect to such payments.

     3.4 The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by prospective purchasers, whether by check, cash or wire, except during the Escrow Agent's regular business hours.

     3.5 Only those Escrow Amounts, which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the "Fund."

     3.6 If the proposed offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by the Issuer.

4. Disbursement from the Bank Account.

     4.1 Subject to 4.3 below, if by the close of regular banking hours on the Termination Date the Escrow Agent determines that the amount in the Fund is less than the Fixed Offering Dollar Amount, or Fixed Securities Amount, as indicated by the Subscription Information submitted to the Escrow Agent, then in either such case, the Escrow Agent shall promptly refund to each prospective purchaser the amount of payment received from such purchaser which is then held in the Fund or which thereafter clears the banking system, without interest (since the funds are being held in a non-interest bearing account) thereon or deduction there from, by drawing checks on the Bank Account for the amounts of such payments and transmitting them to the purchasers. In such event, the Escrow Agent shall promptly notify the Issuer of its distribution of the Fund.

     4.2 Subject to 4.3 below, if at any time up to the close of regular banking hours on the Termination Date, the Escrow Agent determines that the amount in the Fund is at least equal to the Fixed Dollar Amount and represents the sale of not less than the Fixed Securities Amount, the Escrow Agent shall promptly notify the Issuer of such fact in writing. The Escrow Agent shall promptly disburse the Fund, by drawing checks on the Bank Account in accordance with instruction in writing signed by the Issuer as to the disbursement of the Fund, promptly after it receives such instructions. Such closing(s) may take place by mutual agreement of the Issuer any time during or after the Offering Period, as, and if, extended. Release of the funds to the Company is based upon our escrow agent, Law Offices of Joseph L. Pittera, Esq.reviewing the records of the depository institution holding the escrow to verify that that the checks have cleared prior to releasing the funds to the Company. Written notice will be mailed to each investor that the fixed offering amount has been received and the offering proceeds have been distributed to the Company.

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     4.3 If the  Escrow  Agent  has on  hand at the  close  of  business  on the
Termination Date any uncollected amounts which when added to the Fund would raise the amount in the Fund to the Fixed Dollar Amount, and result in the Fund representing the sale of the Fixed Securities Amount, the Collection Period (consisting of the number of business days set forth on the Information Sheet) shall be utilized to allow such uncollected amounts to clear the banking system. During the Collection Period, the Escrow Agent shall not deposit or accept, any additional amounts; provided, however, that such amounts as were received by the Issuer by the close of business on the Termination Date may be deposited with the Escrow Agent by noon of the next business day following the Termination Date. If at the close of business on the last day of the Collection Period an amount sufficient to raise the amount in the Fixed Dollar Amount and which would result in the Fund representing the sale of the Fixed Securities Amount shall not have cleared the banking system, the Escrow Agent shall promptly notify the Issuer in writing of such fact and shall promptly return all amounts then in the Fund, and any amounts which thereafter clear the banking system, to the prospective purchasers as provided in Section 4.1 hereof.

     4.4 Upon disbursement of the Fund pursuant to the terms of this Article 4, the Escrow Agent shall be relieved of all further obligations and relieved from all liability under this Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

5. Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

     5.1 The Escrow Agent shall notify the Issuer, on a daily basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent.

     5.2 The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of any agreement between the Issuer and third parties nor shall the Escrow Agent be responsible for the performance by the Issuer of its respective obligations under this Agreement.

     5.3 The Escrow Agent shall not be required to accept from the Issuer any Subscription Information pertaining to prospective purchasers unless such Subscription Information is accompanied by checks, cash, or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited except as to the names, addresses and amounts of such payments; however, the Escrow Agent shall notify the Issuer promptly of any discrepancy between the amount set forth in any Subscription Information and the amount delivered to the Escrow Agent therewith. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

     5.4 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Issuer any check received which is dishonored, together with Subscription Information, if any, which accompanied such check.

     5.5 The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

     5.6 If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent

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
jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Fund (and any other Escrow Amounts that thereafter become part of the Fund) with the Clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Fund with the Clerk of any such court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

     5.7 The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

     5.8 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

6. Amendment; Resignation. This Agreement may be altered or amended only with the written consent of the parties hereto. The Escrow Agent (and any successor escrow agent) at any time may be discharged from its duties and obligations hereunder by the delivery to it of a notice of termination signed by the Company, or at any time the Escrow Agent may resign by giving written notice to such effect to the Issuer. Upon any such termination or resignation, the Escrow Agent shall deliver the Escrowed Amounts or the Fund to any successor escrow agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction if no such successor escrow agent is agreed upon, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Escrow Agreement. The termination of services or resignation of the Escrow Agent shall take effect on the earlier of
(i) the appointment of a successor (including a court of competent jurisdiction) or (ii) the day that is 30 days after the date of delivery: (A) to the Escrow Agent of the other parties' notice of termination or (B) to the other parties hereto of the Escrow Agent's written notice of resignation. If at that time the Escrow Agent has not received a designation of successor escrow agent, the Escrow Agent's sole responsibility after that time shall be to keep the Escrowed Amounts or the Fund safe until receipt of a designation of a successor escrow agent or a joint written disposition instruction by the other parties hereto or an enforceable order of a court of competent jurisdiction. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.

7. Representations and Warranties. The Issuer hereby represents and warrants to the Escrow Agent that:

     7.1 No party other than the parties hereto and the prospective purchasers have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

     7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof.

     7.3 The Subscription Information submitted with each deposit shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the purchaser described therein for the amount of Securities set forth in such Subscription Information.

     7.4 All of the information contained in the Information Sheet is, as of the date hereof, and will be, at the time of any disbursement of the Fund, true and correct.

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
8. Fees and Expenses. The Escrow Agent shall be entitled to the Escrow Agent Fees set forth on the Information Sheet, payable as and when stated therein. In addition, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including but not limited to, reasonable counsel fees.

9. Indemnification and Contribution.

     9.1 The Issuer (referred to as the "Indemnitor") agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the "Indemnitees") against and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

     9.2 If the indemnification provided for in Section 9.1 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any such amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

     9.3 The provisions of the Article 9 shall survive any termination of this Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

10. Participating Broker/Dealers.

The Issuer will notify the Escrow Agent of the names of any participating broker/dealers other than the Issuer and the Escrow Agent is authorized to accept subscription payments from such broker/dealers and/or their customers.

11. Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer, which consent shall not be unreasonably withheld or delayed.

12. Notices. All notices required to be given in connection with this Agreement shall be (a) delivered by hand or by facsimile (with confirmation of receipt), or (b) sent by registered or certified mail, or by the Express Mail service offered by the United States Post Office with proper postage prepaid, and addressed as follows:

If to the Issuer, to:

CME Realty Inc.
10300 W. Charleston Blvd., Suite 213
Las Vegas, Nevada 89135
Telephone (702) 683-3334

If to the Escrow Agent:

Law Offices of Joseph L. Pittera, Esq.
2214 Torrance Blvd., Suite 101
Torrance, Californai 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063

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
or to such other address as the person to whom notice is to be given may have previously furnished to the others in the above-referenced manner. All such notices and communications, if mailed, shall be effective, if to the Issuer, five days after deposited in the mails, and if to the Escrow Agent shall not be effective until received. Notices of changes of address shall not be effective until received.

13. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

14. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

CME REALTY INC.


By /s/ Carlos Espinosa
   ----------------------------------
   Carlos Espinosa
   President

Law Offices of Joseph L. Pittera, Esq.


By: /s/ Joseph L. Pittera, Esq.
   ----------------------------------
   Joseph L. Pittera, Esq.

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
                       ESCROW AGREEMENT INFORMATION SHEET

1. The Issuer

   Name:    CME Realty Inc.
   Address: 10300 W. Charleston Blvd., Suite 213
            Las Vegas, Nevada 89135

   State of Incorporation: Nevada

2. The Escrow Agent

   Name:    Law Offices of Joseph L. Pittera, Esq.
   Address: 2214 Torrance Blvd., Suite 101
            Torrance, California 90501

3. The Securities

   Description of the Securities to be offered:  Shares of Common Stock

   Offering Price per Share: $0.01 per Share.

4. Amount Required for Disbursement of the Escrow Account

   Aggregate dollar amount which must be collected before the Escrow
   Account may be disbursed to the Issuer ("Fixed Dollar Amount"): $40,000.00.

   Total amount of securities which must be subscribed for before the Escrow Account may be disbursed to the Issuer ("Fixed Securities Amount"):
   4,000,000 Shares of Common Stock.

5. Plan of Distribution of the Securities

   Offering Period: From the date of the Prospectus until _______________, 2012.

   Extension Period, if any:_____________, 2012 through_______________, 2012.

   Collection Period, if any: 10 business days.

6. Title of Bank Account:

   Law Offices of Joseph L. Pittera, Esq. Client Trust Account f/b/o CME Realty Inc.

7. Escrow Agent Fees

   The Escrow Agent fee is $2,500.00 and is payable for establishing the escrow account. All other fees will be mutually agreed upon by the Issuer and the Escrow Agent.

8. Termination Date

   The Escrow Agreement will terminate 180 days after effectiveness or 360 days in the event of an extension.

9. Federal I.D. No. 46-2084743

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